Exhibit 99.1

 GEOVAX LABS, INC.
ANNOUNCES NINE MONTH 2011 FINANCIAL RESULTS

ATLANTA, GA, November 10, 2011 – GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), an Atlanta-based biopharmaceutical firm (the “Company”) developing vaccines that prevent and fight Human Immunodeficiency Virus (HIV) infections, today announced its financial results for the nine months ended September 30, 2011.

GeoVax reported a net loss of $375,852 ($0.02 per share) for the three months ended September 30, 2011, compared to $644,666 ($0.04 per share) for the same period in 2010. For the nine months ended September 30, 2011, the Company’s net loss was $1,193,478 ($0.08 per share) as compared to $2,268,544 ($0.14 per share) for the same period in 2010.  Net losses were partially offset by revenues related to the Company’s grant from the NIH in support of its HIV/AIDS vaccine development activities; such revenues were $1,297,006 and $3,943,041 for the three month and nine month periods of 2011, respectively, as compared to $1,163,288 and $4,239,017 for the three month and nine month periods of 2010, respectively.  As of September 30, 2011, the Company reported cash balances totaling $566,657, as compared to $1,079,087 at December 31, 2010.

GeoVax President and CEO Robert T. McNally, PhD, commented, “GeoVax continued to make solid progress during the third quarter of 2011. Our 299 participant Phase 2a clinical trial for the preventative version of our HIV/AIDS vaccine is fully enrolled and we expect patient inoculations to be compelted during early 2012 with study analysis and completion during 2012. This trial is being conducted by the HIV Trials Network (HVTN), funded by the NIH. A preliminary unblinding of data from part 1 of this study showed elicitation of unexpectedly high response rates of neutralizing antibody for tier 2 isolates of HIV-1. The elicitation of neutralizing antibody for tier 2 viruses is an important result because tier 2 viruses represent viruses that undergo the most frequent transmission from an infected person to an uninfected person. We are very excited about these results and have commenced planning for a Phase 2b clinical trial – vaccine production has commenced and discussions are underway with government sponsors for protocol development.

“Our Phase 1/2 clinical trial for the therapeutic version of our vaccine, for treatment of HIV-infected individuals, is also progressing, as we continue to actively recruit patients for this groundbreaking trial.  Currently, several potential subjects are being stabilized on oral HIV medication in anticipation that they will consent to become the first vaccinated participants. We expect this trial to begin generating vaccine safety and performance data during 2012. We are also seeking government support for a Phase 1/2 clinical trial to investigate the use of our vaccine in combination with standard of care drug therapy in young adults.

“Our pipeline vaccine product, which uses an adjuvant to boost the immune system response, is also progressing through the development process. We expect the HVTN to begin Phase 1 human clinical testing of this preventative vaccine candidate by mid-2012. We are very excited about the prospects for this program, as the preclinical data are very compelling.

“The federal government continues to be a strong supporter of our efforts,” Dr. McNally added, “through the significant clinical trial support provided by the HVTN in the conduct of our preventative vaccine human trials, and through our Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the NIH. With this support, our current working capital needs are modest, but our financing efforts to support our therapeutic vaccine program and general corporate activities are a priority. Our current cash resources are sufficient to support our planned operations into 2012 and we remain confident that we will achieve the funding necessary to advance our vaccine development programs.”

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Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations is included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax Labs, Inc.

GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV. Our goals include developing HIV/AIDS vaccines for global markets, overseeing the manufacture and testing of these vaccines under GMP/GLP conditions (FDA guidelines), conducting clinical trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. GeoVax’s vaccines are unique in expressing virus like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as, the vaccines’ safety. Successful results from Phase 1 testing supported the initiation of the first Phase 2 testing. GeoVax's Phase 2 human trial began in January 2009 and will ultimately involve 300 participants at sites in the United States and South America. Recently GeoVax began enrolling patients in a Phase 1/2 therapeutic trial for individuals already infected with HIV. For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact

The Investor Relations Group:
Erika Moran, Investor Relations
Janet Vasquez, Public Relations
(212) 825-3210

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Grant Revenue	$1,297	$1,163	$3,943	$4,239

Operating expenses:
Research and development	1,090	909	3,314	4,020
General and administrative	583	904	1,824	2,508
	1,673	1,813	5,138	6,528

Other income:
Interest income	-	5	2	21
	-	5	2	21

Net loss	$(376)	$(645)	$(1,193)	$(2,268)

Loss per common share	$(0.02)	$(0.04)	$(0.08)	$(0.14)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	September 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$567	$1,079
Other current assets	437	523
Total current assets	1,004	1,602

Property, net	186	249
Other assets	623	507
Total assets	$1,813	$2,358

Liabilities and stockholders’ equity
Current liabilities	$650	$522
Stockholders’ equity	1,163	1,836
Total liabilities and stockholders’ equity	$1,813	$2,358

Shares Outstanding	15,784	15,655